CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of Oppenheimer Quest International Value Fund:

We consent to the use in this Registration Statement of Oppenheimer Quest International Value Fund, of our report dated January 15, 2010, relating to the financial statements and financial highlights of Oppenheimer Quest International Value Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Financial Highlights” appearing in the Prospectus, which is also part of such Registration Statement and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.

                         /s/ KPMG LLP
                             KPMG LLP

Denver, Colorado

March 23, 2010